Exhibit 99.2



                                 JOSEPH F. LONGO
                              444 Thayer Pond Road
                                Wilton, CT 06897


May 29, 2003

VIA FACSIMILE, FEDERAL EXPRESS AND
CERTIFIED MAIL/RETURN RECEIPT

Startech Environmental Corporation
15 Old Danbury Road
Suite 203
Wilton, CT 06897-2525

      Re:   Request for a Shareholder List
            ------------------------------

Gentlemen:

      In accordance with ss.7-116-102 of the Colorado Business Corporations Act (the "Act"), this letter shall serve as a formal demand by the undersigned for the right to inspect and copy, during regular business hours on Thursday, June 5, 2003 (the "Inspection Date"), the record of shareholders of Startech Environmental Corporation (the "Company") (including the record in possession of the Company's transfer agent) as of the most recent practicable date no earlier than the date of this letter.

      In particular, the undersigned desires to inspect and to have copied the following documents and records of the Company:

          (1) A complete record or list of the Company's shareholders, including, but not limited to, a record or list certified by the Company's transfer agent, setting forth the name and address of each shareholder and the number of shares of common stock, and any shares of preferred stock entitled to vote (together with the common stock, the "Company Shares") registered in the name of each such shareholder as of the most recent practicable date no earlier than the date of this letter.

          (2) A magnetic computer tape or disc list of the holders of the Company Shares, as of the most recent practicable date, showing the name, address, and number of Company Shares stock held by each shareholder, such computer processing date and instructions as are necessary to make use of such magnetic computer tape or disc, and a printout of such magnetic tape or disc for verification purposes.

          (3) On a daily basis, transfer sheets showing changes in the records and list of the Company's shareholders referred to above which are in or come into possession of the Company or its transfer agent(s) or registrar(s) from the date hereof through the date of the special meeting of shareholders of the Company, called by the undersigned for Wednesday, July 16, 2003, or any adjournments thereof (the "Special Meeting").

          (4) All information in or which comes into the Company's possession or control, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of the Company Shares including an alphabetical breakdown of any holdings in the respective names of

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               CEDE & Co. or similar nominees and any respondent bank listings obtained pursuant to the requirements of Rule 14b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a list or lists containing the name, address, and number of shares of Company Shares attributable to participants in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan of the Company in which the voting of shares held by such plan is made, directly or indirectly, individually or collectively, by participants in the plan.

          (5) All NOBO and COBO lists, tapes, discs or other data in or which comes into the Company's possession or control, or which can be obtained upon the Company's request under federal securities law pursuant to Rule 14b-1 and 14b-2 under the Exchange Act from those brokers, banks, and other institutions that hold Company Shares in record-only form on behalf of beneficial owners, including the names, addresses, and stock holdings of all NOBOs or COBOs beneficial owners of the Company Shares.

          (6) Any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks as of the Inspection Date and continuing through the date of the Special Meeting.

          (7) A "stop transfer" list or stop list relating to any of the Company Shares.

          (8) All additions, changes and corrections to any of the information requested pursuant to the above paragraphs from the date hereof until the undersigned requests termination of the transmission of such materials.

      The purpose of this demand is to allow me to communicate with other shareholders of the Company on matters relating to their interests as shareholders.

      As permitted by ss.7-116-103(2) of the Act, I am exercising my right to receive copies of the aforementioned material, including photocopies of documents and copies of a magnetic computer tape or disc on the Inspection Date and agree to be responsible for the reasonable cost of labor and materials for copies of the aforementioned materials, such costs not to exceed the estimated cost of reproduction of such materials.

      The undersigned hereby designates Kramer Levin Naftalis & Frankel LLP and each of its respective employees and other persons designated by any of them, acting together, singly or in any combination, in addition to the undersigned, to conduct the requested inspection and copying of such materials.

      Please advise Joshua E. Davis of Kramer Levin Naftalis & Frankel LLP (Tel:
212-715-7787) as to the time and place on the Inspection Date that the requested materials will be made available in accordance with this request.

                                   Sincerely,



                                   Joseph F. Longo

cc:   The Board of Directors of the Company